Exhibit 99.1

MEDCATH CONTACT:
O. Edwin French	Art Parker
President/Chief Executive Officer	Chief Financial Officer
(704) 815-7700	(704) 815-7700
MEDCATH CORPORATION REPORTS FOURTH QUARTER EARNINGS
     CHARLOTTE, N.C., Nov 11, 2009 — MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on high acuity healthcare services, predominately the diagnosis and treatment of cardiovascular disease, today announced its preliminary and unaudited operating results for its fourth quarter and fiscal year which ended September 30, 2009.
Fourth Quarter Summary
•	Net revenue of $148.0 million, or $149.4 million after excluding the impact of third-party payor cost report settlements that reduced fourth quarter net revenue by $1.4 million, an increase of 2.0% over the fourth quarter of fiscal 2008.

•	Adjusted EBITDA of $11.0 million for the fourth quarter, excluding the impact of third-party payor cost report settlements.

•	Operating cash flows from continuing operations of $10.7 million and Free Cash Flows of $3.7 million.

•	4.6% increase in patient visits, including inpatient and outpatient cases, and emergency department visits, compared to the fourth quarter of fiscal 2008.

•	EPS from continuing operations of $(3.14) or Adjusted EPS from continuing operations of $0.04, excluding pre-opening expense, stock-based compensation expense and goodwill impairment expense and other items.

Fourth Quarter 2009 Results
     Due to an increase in patient volumes and higher revenue per adjusted admission, MedCath’s net revenue for the fourth quarter of fiscal 2009 increased 1.7% to $148.0 million from $145.5 million in the fourth quarter of fiscal 2008. Loss from operations, which includes a $60.2 million non-cash goodwill impairment expense, was $(62.8) million as compared to income from operations of $4.4 million in the fourth quarter of fiscal 2008. MedCath’s loss from continuing operations was $(61.9) million, or $(3.14) per diluted share, in the fourth quarter of fiscal 2009 compared to income from operations of $0.2 million, or $0.01 per diluted share, in the fourth quarter of fiscal 2008. Adjusted EBITDA decreased to $9.5 million from $11.5 million in the same period of the prior year.
     MedCath’s fourth quarter of fiscal 2009 results include a $60.2 million non-cash impairment charge related to MedCath’s goodwill, which was primarily recognized as a result of MedCath’s going-private transaction in 1998. As required by generally accepted accounting principles, MedCath tested goodwill for impairment by comparing the fair value of the hospital division to its carrying value including goodwill. As a result of MedCath’s sustained decline in market capitalization, MedCath determined that goodwill was impaired as of September 30, 2009. The non-cash impairment expense did not affect MedCath’s operations, cash flow, cash position or access to its bank facility. However, the impairment reduced income from continuing operations by $60.2 million and earnings per share by $(3.05) in the fourth quarter.
     “Despite the net loss incurred this quarter, we have continued to move forward with our transformation strategy by increasing the number of acute care beds in our asset base,” said Ed French, MedCath’s President and Chief Executive Officer. “We most recently opened and received the necessary license for our 70-bed Hualapai Mountain Medical Center, located in Kingman, Arizona, and we look forward to servicing the needs of the Kingman and northern Arizona community. This follows the opening of our new patient tower at Louisiana Medical Center and Heart Hospital in June 2009, increasing that hospital by 79 beds and diversifying the hospital’s service line. With the opening of Hualapai Mountain Medical Center and the expansion of Louisiana Medical Center and Heart Hospital, we now have 825 beds in service, up 22% from a year earlier, allowing us the opportunity to provide meaningful growth in the future.”
     In addition to the non-cash goodwill impairment expense, MedCath’s operating results for the fourth quarter of fiscal 2009 reflect the following items:
•	$1.5 million, or $0.04, net per diluted share of the decrease in net revenue and Adjusted EBITDA related to anticipated settlement of third-party payor cost reports at two hospitals, and

•	$0.9 million, or $0.03 per diluted share, in amortization expense related to the termination of a management contract at MedCath Partners Division.
     MedCath’s fourth quarter of fiscal 2008 results include the impact of certain items that collectively had a $1.0 million negative impact to net revenue and Adjusted EBITDA and a $0.02 impact to EPS from continuing operations.
     Adjusted EBITDA excludes share-based compensation and pre-opening expenses, but these items are included as a component of (loss) income from continuing operations. Share-based compensation expense totaled $0.3 million in the fourth quarter of fiscal 2009, or $0.01 per diluted share, compared to a benefit of $0.5 million, or $0.01 per diluted share, in the fourth quarter of fiscal 2008. Pre-opening expenses, which are related to the development of Hualapai Mountain Medical Center, totaled $2.2 million in the fourth quarter of fiscal 2009, or $0.05 per diluted share, compared to $0.1 million in the fourth quarter of fiscal 2008.
     During the quarter, MedCath completed the disposition of Sun City Cardiac Centers Associates (“Sun City”) a partnership owned 60% by MedCath Partners, LLC, a wholly owned subsidiary of MedCath, and 40% by certain physician and other investors. As a result of this disposition, the operating results of Sun City are classified as discontinued operations for all reporting periods contained in this press release and accompanying financial statements.
Fourth Quarter Operating Statistics, Cash Flow and Capital Expenditures
     Same facility hospital admissions in the fourth quarter of fiscal 2009 were 6,707, down 3.7% compared with the fourth quarter of fiscal 2008. Adjusted admissions totaled 10,262, up 3.0% compared with the fourth quarter of fiscal 2008. Same facility hospital outpatient cases totaled 16,136 in the fourth quarter of fiscal 2009, up 11.6% in comparison with the fourth quarter of fiscal 2008.
     Total uncompensated care, which includes charity care plus bad debt expense, equaled 12.1% of hospital division net patient revenue before the deduction for charity care in the fourth quarter of fiscal 2009 and 10.5% for the fourth quarter of fiscal 2008. The increase in uncompensated care expense is primarily related to:
1.	An 8.3% increase in self-pay revenue in the quarter, and

2.	Additional reserves of approximately $2.0 million to reflect a reduction in the collection rate and aging of self-pay and the self-pay balance after insurance receivables.
     Net cash provided by operating activities of continuing operations for the fourth quarter of fiscal 2009 increased 8.1% to $10.7 million from $9.9 million in the fourth quarter of fiscal 2008. Cash paid for capital expenditures during the fourth quarter of fiscal 2009 totaled $21.7 million, which included $7.0 million related to maintenance expenditures and $14.7 million related to MedCath’s construction projects. MedCath’s Free Cash Flows totaled $3.7 million for the fourth quarter of fiscal 2009. As of September 30, 2009, MedCath’s balance sheet included cash and cash equivalents of $32.0 million, total debt and capitalized leases of $127.8 million and total assets of $590.4 million.
Fiscal 2009 Results
     For the fiscal year ended September 30, 2009, MedCath’s net revenue was $602.0 million, an increase of 1.8% when compared to the fiscal year ended September 30, 2008. Adjusted EBITDA was $55.6 million, and loss from continuing operations was ($58.4) million for fiscal 2009 compared to $74.8 million and $12.4 million, respectively for fiscal 2008. EPS was ($2.97) per diluted share for fiscal 2009 compared to $0.61 per diluted share for fiscal 2008.
     MedCath’s fiscal year 2009 results include the impact of certain items that collectively had a $4.5 million negative impact to net revenue, a $12.8 million negative impact to Adjusted EBITDA and a $(3.65) impact to EPS from continuing operations.
     MedCath’s fiscal year 2008 actual results include the impact of certain items that collectively had a $1.4 million negative impact to net revenue, a $7.6 million negative impact to Adjusted EBITDA and a $(0.21) impact to EPS from continuing operations.
     Share-based compensation expense totaled $2.4 million in fiscal 2009, compared to $5.0 million in fiscal 2008. Adjusted EBITDA disclosed above does not include this expense but the expense is included as a component of (loss) income from continuing operations.
Fiscal Year Operating Statistics, Cash Flow and Capital Expenditures
     Same facility hospital admissions for fiscal 2009 were 26,856, down 8.3% compared with the fourth quarter of fiscal 2008. Adjusted admissions totaled 40,964, up 0.2% compared with fiscal 2008. Same facility hospital outpatient cases totaled 61,383 in fiscal 2009, up 11.5% in comparison with fiscal 2008.
     Total uncompensated care, which includes charity care plus bad debt expense, equaled 9.6% of hospital division net patient revenue before the deduction for charity care for fiscal 2009 and 10.1% for fiscal 2008.

     Net cash provided by operating activities of continuing operations for fiscal 2009 increased 48.8% to $64.3 million from $43.2 million in the fourth quarter of fiscal 2008. Cash paid for capital expenditures during fiscal 2009 totaled $93.9 million, which included $24.3 million related to maintenance expenditures and $69.6 million related to MedCath’s construction projects. Free Cash Flows totaled $40.0 million for the 2009 fiscal year and $19.0 million for the 2008 fiscal year.
Use of Non-GAAP Financial Measures
     Included in the press release are certain financial measures that are not generally accepted accounting principles (“non-GAAP”), such as adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”); adjusted diluted earnings per share from continuing operations (“Adjusted EPS”); and Free Cash Flows. Adjusted EBITDA represents MedCath’s (loss) income from continuing operations before interest expense; loss on early extinguishment of debt; income tax (benefit) expense; depreciation; amortization; share-based compensation expense; loss (gain) on disposal of property, equipment and other assets; interest and other income; equity in net earnings of unconsolidated affiliates; minority interest share of earnings of consolidated subsidiaries; impairment of goodwill; and pre-opening expense. Adjusted EPS represents MedCath’s diluted earnings per share from continuing operations for the three months ended September 30, 2009 adjusted for third party payor adjustments, termination of management contract, impairment of goodwill, share-based compensation expense, and pre-opening expense. Free Cash Flows are defined as cash flows from continuing operations less non-expansion capital expenditures. MedCath’s management uses Adjusted EBITDA to measure the performance of MedCath’s various operating entities, to compare actual results to historical and budgeted results, and to make capital allocation decisions. Free Cash Flows are utilized by management to measure the quality of MedCath’s earnings. Management provides Adjusted EBITDA, Adjusted EPS, and Free Cash Flows to investors to assist them in performing their analyses of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA, Adjusted EPS, and/or Free Cash Flows as a financial performance measure.
     Because Adjusted EBITDA, Adjusted EPS, and Free Cash Flows are non-GAAP measures, Adjusted EBITDA, Adjusted EPS, and Free Cash Flows, as defined above, may not be comparable to other similarly titled measures of other companies. MedCath has included a supplemental schedule with the financial statements that accompanies this press release that reconciles historical Adjusted EBITDA to MedCath’s income from continuing operations, Adjusted EPS to diluted EPS from continuing operations, and the computation of Free Cash Flows.
     Management will discuss and answer questions regarding MedCath’s quarterly results on Thursday, November 12, 2009, during a 10 a.m. ET conference call. In the United States, you may participate by dialing (877) 697-5351. International callers should dial (706) 634-0602. The conference ID for both domestic and international callers is 38797546. A live web cast will also be available on MedCath’s web site,

www.medcath.com. This information will be available on the web site on or immediately following the conference call for 30 days. A recorded replay of the call will be available until 11:59 p.m. ET, November 26, 2009. To access the replay, domestic callers should dial (800) 642-1687 and international callers should dial (706) 645-9291. The archived conference ID is 38797546. This press release and the financial information included therewith will be accessible on the web, by going to www.medcath.com, “Investor Relations,” then clicking on “News.”
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns an interest in and operates ten hospitals with a total of 825 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, South Dakota, and Texas. In addition, MedCath and its subsidiary MedCath Partners provide services in diagnostic and therapeutic facilities in various states.
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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control including, but not limited to, enactment of changes in federal law that would limit physician hospital ownership. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy. The preparation of MedCath’s fourth quarter operating results required management to make estimates and assumptions that affect reported amounts of revenues and expenses. There is a reasonable possibility that actual results may vary significantly from those estimates.
     These various risks and uncertainties are described in detail in “Risk Factors” in MedCath’s Annual Report or Form 10-K for the year ended September 30, 2008 filed with the Securities and Exchange Commission on December 15, 2008, as updated in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009. Copies of our filings with the Securities and Exchange Commission, including exhibits, are available at http://www.sec.gov.